Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-162323 and 333-185929) of the F.N.B. Corporation Progress Savings 401(k) Plan of our report dated June 28, 2023, relating to the financial statements as of December 31, 2022, which appear in this annual report on Form 11-K for the year ended December 31, 2023.
/s/ Baker Tilly US, LLP
Pittsburgh, Pennsylvania
June 28, 2024